Exhibit 10.1

Execution Copy

EXCHANGE AGREEMENT

This Exchange Agreement (this “Agreement”) is made and entered into as of this 13th day of October, 2010 by and between Taylor Capital Group, Inc., a Delaware corporation (the “Company”), and Prairie Capital IV, L.P. (“Prairie IV”) and Prairie Capital IV QP, L.P. (“Prairie IV QP,” each of Prairie IV and Prairie IV QP, a “Holder” and, together, the “Holders”).

RECITALS

WHEREAS, each of the Holders is the beneficial owner of 570,000 shares of common stock of the Company, par value $0.01 per share (“Common Stock”).

WHEREAS, each of the Holders desires to exchange (i) 202,665 shares of Common Stock beneficially owned by such Holder for (ii) 202,665 shares of Nonvoting Convertible Preferred Stock, Series D (“Series D Preferred”), all upon the terms and conditions set forth in this Agreement (the “Exchange Transaction”).

WHEREAS, contemporaneously with the Closing (as defined below), the parties hereto will execute and deliver a Registration Rights Agreement, substantially in the form attached hereto as Exhibit A (as the same may be amended, supplemented, restated or modified and in effect from time to time, the “Registration Rights Agreement”), pursuant to which the Company has agreed to provide certain registration rights under the Securities Act of 1933, as amended, and the rules and regulations thereunder (the “Securities Act”), and applicable state securities laws.

WHEREAS, the Exchange Transaction is being made in reliance upon the exemption from registration provided by Section 3(a)(9) of the Securities Act.

WHEREAS, the Company, the Holders and certain other investors entered into that certain Securities Purchase Agreement, dated as of May 21, 2010 (the “Purchase Agreement”), pursuant to which (a) the Preferred Buyers (as defined in the Purchase Agreement), including the Holders, agreed to purchase shares of a series of convertible perpetual preferred stock of the Company designated as 8% Non-Cumulative, Convertible Perpetual Preferred Stock, Series C (the “Series C Preferred Shares”), which Series C Preferred Shares are convertible into shares of Common Stock, in accordance with the Certificate of Designations of 8% Non-Cumulative, Convertible Perpetual Preferred Stock, Series C of the Company (the “Series C Certificate of Designations”); and (b) the Subdebt Buyers (as defined in the Purchase Agreement), including the Holders, agreed to purchase 8% subordinated notes due 2020 (the “Notes”), along with a detachable warrant (each, a “2010 Warrant” and, together, the “2010 Warrants”) to acquire 25 shares of Common Stock for each $1,000 in principal amount of the Notes purchased by such Subdebt Buyer.

WHEREAS, the Company and each of the Holders desire, contemporaneously with the Closing (as defined below), to change the Series C Preferred Shares to be purchased by such Holder pursuant to the Purchase Agreement to Series E Preferred Shares (as defined below) (the “Restructured Investment”).

NOW, THEREFORE, in consideration of the premises and the agreements set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

Exchange

Section 1.1     Exchange of Common Stock. Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, at the Closing (as defined herein), the Company shall issue to each of the Holders, and each of the Holders severally and not jointly agrees to acquire from the Company, 202,665 shares of Series D Preferred (such Holder’s “Series D Preferred Shares”) in exchange for 202,665 shares of Common Stock beneficially owned by such Holder (such Holder’s “Exchanged Common Shares”). Pursuant to the Purchase Agreement, at the Closing, the Company shall issue and sell to each of the Holders, and each of the Holders severally and not jointly agrees to purchase from the Company, (i) a Note in the original principal amount of $1,781,000, substantially in the form attached hereto as Exhibit B (each, a “Prairie Note,” and together, the “Prairie Notes”), (ii) a 2010 Warrant to acquire 44,525 shares of the Common Stock, substantially in the form attached hereto as Exhibit C (each, a “Prairie Warrant,” and together, the “Prairie Warrants”), and (iii) 111,760 Series E Preferred Shares.

Section 1.2     Closing. Subject to the terms and conditions hereof, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place on the third business day after the conditions to the Closing have been duly satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing), or on such other date as the parties may agree in writing (the “Closing Date”). The Closing shall take place at the offices of Katten Muchin Rosenman LLP, 525 West Monroe St., Chicago, Illinois 60661, or at such other place as the parties may agree in writing. At the Closing, (i) each Holder shall deliver or cause to be delivered to the Company all of such Holder’s right, title and interest in and to all of such Holder’s Exchanged Common Shares, together with such other documents or instruments of conveyance or transfer as may be necessary or desirable to transfer to and confirm in the Company all right, title and interest in and to such Holder’s Exchanged Common Shares, (ii) the Company shall issue to each Holder such Holder’s Series D Preferred Shares, Series E Preferred Shares and Prairie Warrant, and (iii) an aggregate amount of $9,150,000 shall be released to the Company from the escrow account at Cole Taylor Bank (the “Escrow Account”), and the balance shall be delivered in immediately available funds to such account(s) designated by the Holders. Notwithstanding anything to the contrary in the Purchase Agreement, the parties agree that (i) delivery of the funds from the Escrow Account, and of the Exchanged Common Shares, in each case to the Company shall satisfy any obligations hereunder or under the Purchase Agreement that the Holders have to pay for such Holder’s Series D Preferred Shares, Series E Preferred Shares and Prairie Warrant, and (ii) delivery of such Holder’s Series D Preferred Shares, Series E Preferred Shares, Prairie Note and Prairie Warrant shall satisfy any obligations hereunder or under the Purchase Agreement that the Company has to deliver securities to the Holders.

Section 1.3   Conditions to Closing. (i) The obligations of each Holder hereunder to consummate the transactions contemplated hereby at the Closing are subject to the satisfaction, at or before the Closing Date, of each of the following conditions; provided that these conditions are for each Holder’s sole benefit and may be waived by such Holder at any time in its sole discretion by providing the Company with prior written notice thereof:

    (a)    The Company shall have duly executed and delivered to each of the Holders each of the Transaction Documents (as defined below);

    (b)    The Company shall have executed and delivered to each Holder such Holder’s Series D Preferred Shares, Series E Preferred Shares, Prairie Note and Prairie Warrant;

    (c)    The representations and warranties of the Company in this Agreement shall be true and correct on and as of the Closing Date with the same effect as if made on the Closing Date and the Company shall have performed, satisfied and complied with all of the covenants, agreements and conditions on its part to be performed, satisfied or complied with at or prior to the Closing Date;

    (d)    The Certificate of Designations of Nonvoting Convertible Preferred Stock, Series D, and 8% Nonvoting, Non-Cumulative, Convertible Perpetual Preferred Stock, Series E, of the Company (the “Certificate of Designations”) shall have been duly filed with the Secretary of State of the State of Delaware and shall be in full force and effect and shall not have been amended;

    (e)    There is no condition or requirement being imposed on the Holders by any Bank Regulatory Authority in connection with the transactions contemplated hereby other than those that the parties have specifically agreed to as of the date of this Agreement;

    (f)    There is no condition or requirement being imposed on any other party by any Bank Regulatory Authority in connection with the transactions contemplated hereby that could have a materially adverse consequence for the Holders or any of their affiliates;

    (g)    The Company shall have submitted, to the extent required, a Notification: Listing of Additional Shares form (the “NASDAQ Application”) (along with any required supporting documentation) for the shares of Common Stock issuable upon conversion of all of the Series D Preferred Shares issued to the Holders with the NASDAQ Stock Market and, if the NASDAQ Application is submitted, received acceptance of such NASDAQ Application from the NASDAQ Listing Department.

    (h)    All material governmental consents, orders and approvals legally required for the consummation of the transactions contemplated hereby shall have been obtained and be in full force and effect, including each of the Bank Regulatory Approvals.

    (i)    No court or other Governmental Authority (as defined in the Purchase Agreement) having jurisdiction over the Company or any of the Subsidiaries (as defined in the Purchase Agreement) or any Holder shall have instituted, enacted, issued, promulgated, enforced or entered any Requirement of Law (whether temporary, preliminary or permanent) that is then in effect and that (1) has the effect of making illegal or otherwise prohibiting or invalidating consummation of any of the transactions contemplated hereby or by any of the Transaction Documents (collectively, the “Transactions”) or any provision of this Agreement or any of the other Transaction Documents or (2) seeks to restrain, prohibit or invalidate the consummation of any of the Transactions or to invalidate any provision of this Agreement or any of the other Transaction Documents.

(j)     The Company shall have delivered to each Holder the opinions of Katten Muchin Rosenman LLP, the Company’s outside counsel, dated as of the Closing Date, in substantially the forms of Exhibit D and Exhibit E attached hereto.

(k)     The Company shall have delivered a certificate, executed by a duly authorized executive officer of the Company and dated as of the Closing Date, certifying (A) the resolutions adopted by the Board in a form attached hereto as Exhibit F, (B) the Third Amended and Restated Bylaws of the Company (the “Bylaws”) as in effect at the Closing, (C) the conditions set forth in Section 1.3(c) have been satisfied, and (D) all Bank Regulatory Approvals, if any, required to be obtained by the Company or any Subsidiary prior to consummation of the Transactions have been obtained.

(l)     Since the date of this Agreement, there shall not have been a Material Adverse Change (as defined in the Purchase Agreement).

(ii)     The obligations of the Company hereunder to consummate the transactions contemplated hereby at the Closing are subject to the satisfaction, at or before the Closing Date, of each of the following conditions, provided that these conditions are for the Company’s sole benefit and may be waived by the Company at any time in its sole discretion by providing each Holder with prior written notice thereof:

(a)     Each of the Holders shall have duly executed and delivered to the Company each of the Transaction Documents to which it is a party;

(b)     Each of the Holders shall have delivered, or caused to be delivered, to the Company such Holder’s Exchanged Common Shares; and

(c)     All material governmental consents, orders and approvals legally required for the consummation of the transactions contemplated hereby shall have been obtained and be in full force and effect, including each of the Bank Regulatory Approvals.

(d)     No court or other Governmental Authority having jurisdiction over the Company or any of the Subsidiaries or any Holder shall have instituted, enacted, issued, promulgated, enforced or entered any Requirement of Law (whether temporary, preliminary or permanent) that is then in effect and that (1) has the effect of making illegal or otherwise prohibiting or invalidating consummation of any of the Transactions or any provision of this Agreement or any of the other Transaction Documents or (2) seeks to restrain, prohibit or invalidate the consummation of any of the Transactions or to invalidate any provision of this Agreement or any of the other Transaction Documents.

(e)     The Holders shall have authorized and directed the release of $9,150,000 from the Escrow Account and duly executed and delivered to the Company a letter of direction,

in substantially the form attached hereto as Exhibit G, and such letter shall not have been revoked by either of the Holders.

ARTICLE II

Representations and Warranties of the Holders

Each of the Holders, severally and not jointly, does hereby make the following representations and warranties, each of which is true and correct on the date hereof and the Closing Date and shall survive the Closing Date and the transactions contemplated hereby to the extent set forth herein.

Section 2.1     Existence and Power.

    (a)    Such Holder is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has the power, authority and capacity to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby.

    (b)    The execution by such Holder of this Agreement and each of the other Transaction Documents to which such Holder is a party and the consummation by such Holder of the transactions contemplated hereby and thereby do not and will not (i) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which such Holder is a party, or (ii) subject to receipt of any Bank Regulatory Approvals, result in a violation of any Requirement of Law applicable to such Holder, except, in the case of clauses (i) and (ii) above, where such defaults, terminations, amendments, accelerations, cancellations, or violations would not, individually or in the aggregate, reasonably be expected to have a material adverse effect (A) on the transactions contemplated by this Agreement or the other Transaction Documents or (B) on the authority or ability of such Holder to enter into and perform its obligations under this Agreement and the other Transaction Documents. For purposes hereof, “Bank Regulatory Approvals” means the approvals and consents of each of the Bank Regulatory Authorities which are required to be obtained by any party hereto (or deemed advisable by any party hereto in its sole discretion) prior to consummation of the Transactions; “Bank Regulatory Authorities” means the Federal Reserve Board, the Federal Deposit Insurance Corporation, and the Illinois Department of Financial and Professional Regulation; and “Requirement of Law” means any judgment, order (whether temporary, preliminary or permanent), writ, injunction, decree, statute, rule, regulation, notice, law or ordinance and shall also include any rules, regulations and interpretations of any applicable self-regulatory organizations.

Section 2.2     Valid and Enforceable Agreement; Authorization. This Agreement has been duly executed and delivered by such Holder and constitutes a legal, valid and binding obligation of such Holder, enforceable against such Holder in accordance with its terms, except as such enforcement may be subject to (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally, and (b) general principles of equity. As of the Closing Date, each of the other Transaction Documents to which such Holder is a party will have been duly executed and delivered by such

Holder and will constitute a legal, valid and binding obligation of such Holder, enforceable against such Holder in accordance with its terms, except as such enforcement may be subject to (x) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally, and (y) general principles of equity.

Section 2.3     Title to Exchanged Common Shares. Such Holder is a beneficial owner of and has the investment power, including the power to dispose of, and has good and valid title to, such Holder’s Exchanged Common Shares being exchanged by such Holder as set forth on Exhibit H attached hereto, free and clear of any mortgage, lien, pledge, charge, security interest, encumbrance, title retention agreement, option, equity or other adverse claim thereto. Such Holder has not, at any time, in whole or in part, (i) assigned, transferred, hypothecated, pledged or otherwise disposed of such Holder’s Exchanged Common Shares or its rights in such Holder’s Exchanged Common Shares being exchanged by such Holder hereby, or (ii) given any Person any transfer order, power of attorney or other authority of any nature whatsoever with respect to such Holder’s Exchanged Common Shares. For purposes hereof, “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization or a government or any department or agency thereof or any other legal entity.

Section 2.4     No Public Market. Such Holder understands that no public market now exists for the Series D Preferred Shares, and that the Company has made no assurance that a public market will ever exist for the Series D Preferred Shares.

Section 2.5     History of Exchanged Common Shares. Such Holder acquired such Holder’s Exchanged Common Shares on May 13, 2010, and has held such Holder’s Exchanged Common Shares continuously since such respective date.

Section 2.6     Restrictions on Series D Preferred Shares. Such Holder understands, acknowledges and agrees that, upon issuance, such Holder’s Series D Preferred Shares shall be subject to the same restrictions on transfer under applicable securities laws, and bear the same restrictive legends, as such Holder’s Exchanged Common Shares; provided, that, for purposes of Rule 144 under the Securities Act, or any successor thereto (“Rule 144”), the holding period of such Holder’s Exchanged Common Shares may be tacked onto the holding period of such Holder’s Series D Preferred Shares.

ARTICLE III

Representations, Warranties and Covenants of the Company

The Company hereby makes the following representations, warranties and covenants, each of which is true and correct on the date hereof and the Closing Date and shall survive the Closing Date and the transactions contemplated hereby to the extent set forth herein.

Section 3.1     Existence and Power.

    (a)     The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the power, authority and capacity to own its properties, to carry on its business as currently conducted and proposed to be conducted, to execute and deliver this Agreement, the Registration Rights Agreement and each of the other agreements entered into by the Company in connection with the transactions contemplated by this Agreement (collectively, the “Transaction Documents”), to perform the Company’s obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby.

    (b)    Subject to (i) receipt of any Bank Regulatory Approvals to be obtained by any party hereto prior to consummation of the transactions contemplated hereby, (ii) the filing with the Secretary of State of the State of Delaware of the Certificate of Designations prior to the issuance of the Series D Preferred Shares or the Series E Preferred Shares, (iii) if required, the filing of the NASDAQ Application with the NASDAQ Stock Market, and (iv) the filings contemplated by the Registration Rights Agreement and Sections 3.5 and 3.6, the execution, delivery and performance of this Agreement and the other Transaction Documents by the Company and the consummation by the Company of the transactions contemplated hereby and thereby, including the issuance of all of the Series D Preferred Shares, the Series E Preferred Shares, the Prairie Notes and the Prairie Warrants, the shares of Series D Preferred (the “Series D Conversion Shares”) and the Series C Preferred Shares (the “Series C Conversion Shares”) issuable upon conversion of the Series E Preferred Shares, and the shares of Common Stock issuable upon conversion of the Series D Preferred Shares, the Series D Conversion Shares and the Series C Conversion Shares and upon exercise of the Prairie Warrants (the “Common Conversion Shares, collectively with the Series D Conversion Shares and the Series C Conversion Shares, the “Underlying Stock”), (A) do not require the consent, approval, authorization, order, registration or qualification of, or filing with, any governmental or self-regulatory authority or court, or body or arbitrator having jurisdiction over the Company; (B) do not and will not conflict with or violate any provision of the Third Amended and Restated Certificate of Incorporation of the Company (the “Certificate of Incorporation”) or the Bylaws; and (C) do not and will not conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Company or any of its subsidiaries is a party, or result in a violation of any Requirement of Law applicable to the Company or any of its subsidiaries or any regulation of the NASDAQ Stock Market applicable to the Company; except, in the case of clauses (A) and (C) above, where the failure to make such filings or obtain such consents, approvals, authorizations, orders, registrations or qualifications would not, and where such defaults, terminations, amendments, accelerations, cancellations, or violations would not, individually or in the aggregate, reasonably be expected to have a material adverse effect (I) on the business, condition (financial or otherwise), properties or results of operations of the Company and its subsidiaries, considered as one enterprise, (II) on the transactions contemplated by this Agreement or the other Transaction Documents or (III) on the authority or ability of the Company to enter into and perform its obligations under this Agreement and the other Transaction Documents.

Section 3.2     Valid and Enforceable Agreement; Authorization. The execution, delivery and performance of this Agreement and the other Transaction Documents by the Company and the consummation by the Company of the Transactions, including the issuance of the Series D Preferred Shares, the Series E Preferred Shares, the Prairie Notes and the Prairie Warrants, and the reservation for issuance and the issuance of the Underlying Stock upon conversion of the Series D Preferred Shares, the Series E Preferred Shares, the Series D Conversion Shares or the

Series C Conversion Shares, as applicable, or upon exercise of the Prairie Warrants, have been duly authorized by the Board of Directors of the Company (the “Board of Directors”), and no further consent, authorization or approval is required therefor by the Company or the Board of Directors or the Company’s stockholders under the Certificate of Incorporation, the Bylaws, or applicable law. This Agreement has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforcement may be subject to (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally, and (b) general principles of equity. As of the Closing Date, each of the other Transaction Documents will have been duly executed and delivered by the Company and will constitute a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforcement may be subject to (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally, and (b) general principles of equity.

Section 3.3     Valid Issuance of Securities.

(a)     Upon issuance to the Holders, each of the Series D Preferred Shares and the Series E Preferred Shares will have been duly authorized and validly issued without violation of the preemptive rights of any Person and will be fully paid and nonassessable, free and clear of any liens or encumbrances, taxes or charges with respect to the issuance thereof and shall be entitled to the rights and preferences set forth in the Certificate of Designations. As of the Closing, a number of (i) shares of Series D Preferred shall have been duly authorized and reserved for issuance which equals at least the maximum number of shares of Series D Preferred then issuable upon conversion of the Series E Preferred, (ii) Series C Preferred Shares shall have been duly authorized and reserved for issuance which equals at least the maximum number of Series C Preferred Shares then issuable upon conversion of the Series E Preferred, and (iii) shares of Common Stock shall have been duly authorized and reserved for issuance which equals at least the maximum number of shares of Common Stock then issuable upon conversion of the Series D Preferred Shares, the Series D Conversion Shares and the Series C Conversion Shares. Upon issuance or conversion in accordance with the Certificate of Designations or the Series C Certificate of Designations, as applicable, the shares of Underlying Stock issuable upon conversion of the Series D Preferred Shares, the Series D Conversion Shares, the Series C Conversion Shares and the Series E Preferred, as applicable, will be validly issued, fully paid and nonassessable and free from all preemptive or similar rights, taxes, liens or encumbrances or charges with respect to the issuance thereof, with the holders being entitled to all rights accorded to a holder of Underlying Stock.

(b)     Upon issuance to the Holders, the Prairie Warrants will have been duly authorized and validly issued without violation of the preemptive rights of any Person and will be free and clear of any liens or encumbrances, taxes or charges with respect to the issuance thereof and shall be entitled to the rights set forth in the Prairie Warrants. As of the Closing, a number of shares of Common Stock shall have been duly authorized and reserved for issuance which equals at least the maximum number of shares of Common Stock then issuable upon exercise of the Prairie Warrants. Upon issuance or exercise in accordance with the Prairie Warrants, the shares of Common Stock issuable upon exercise of the Prairie Warrants will be validly issued, fully paid and nonassessable and free from all preemptive or similar rights, taxes, liens or encumbrances or charges with respect to the issuance thereof, with the holders being entitled to all rights accorded to a holder of shares of Common Stock.

(c)     Subject to the accuracy of the representations and warranties of the Holders in this Agreement, the issuance by the Company of the Series D Preferred Shares is, and the issuance of the shares of Common Stock issuable upon conversion of the Series D Preferred Shares will be, exempt from registration under the Securities Act and state securities laws pursuant to the exemption from registration set forth in Section 3(a)(9) of the Securities Act and similar exemptions under state law.

Section 3.4     Legal Proceedings. There is no suit, action, proceeding (including any compliance, enforcement or disciplinary proceeding), arbitration, formal or informal inquiry, audit, inspection, investigation or formal order of investigation of complaint, to which the Company or any of its subsidiaries is a party pending or, to the knowledge of the Company, threatened or contemplated, before any court, administrative or regulatory body, governmental authority, arbitrator, mediator or similar body that challenges the validity or propriety of any of the transactions contemplated hereby.

Section 3.5     Form D and Blue Sky. The Company agrees to file a Form D with respect to the Series D Preferred Shares, the Series E Preferred Shares, the Prairie Notes and the Prairie Warrants as required under Regulation D, as promulgated by the United States Securities and Exchange Commission under the Securities Act, and to provide a copy thereof to each Holder promptly after such filing. The Company shall, on or before the Closing Date, take such action, at the Company’s sole expense, as the Company shall reasonably determine is necessary in order to obtain an exemption for or to qualify the Series D Preferred Shares, the Series E Preferred Shares, the Prairie Notes and the Prairie Warrants for sale to the Holders at the Closing pursuant to this Agreement under applicable securities or “Blue Sky” laws of the states of the United States (or to obtain an exemption from such qualification) and shall provide evidence of any such action so taken to the Holders on or prior to the Closing Date. At the Company’s sole expense, the Company shall make all filings and reports relating to the offer and sale of the Securities required under applicable securities or “Blue Sky” laws of the states of the United States following the Closing Date.

Section 3.6     Disclosure of Transactions and Other Material Information. As soon as reasonably practicable, but in no event later than the fourth business day following the date of this Agreement, the Company shall issue a press release and file a Current Report on Form 8-K describing the terms of the transactions contemplated by the Transaction Documents in the form required by the Securities Exchange Act of 1934, as amended, and attaching the material Transaction Documents as exhibits to such filing.

Section 3.7     Delivery of Certificates. Whenever any Holder Transfers (as defined in the Certificate of Designations) any shares of Series D Preferred and/or any Series E Preferred Shares (as defined below), as applicable, pursuant to a Widely Dispersed Offering or Conversion Event (as defined in the Certificate of Designations), the Company shall use reasonable best efforts to cause the timely preparation and delivery of certificates (which shall not bear any restrictive legends to the extent the applicable transactions were pursuant to a Registration

Statement (as defined in the Registration Rights Agreement) or public sales pursuant to Rule 144 as certified by the applicable Holder to the Company) representing shares of Common Stock or Series C Preferred Shares, as applicable, issued upon conversion of any shares of Series D Preferred and/or any Series E Preferred Shares, as applicable, or upon the sale of any shares of Series D Preferred and/or any Series E Preferred Shares, as applicable, pursuant to a Widely Dispersed Offering or Conversion Event, and enable such securities to be in such denominations and registered in such names as such transferring Holders may request. Such reasonable best efforts shall include, but not be limited to, using its reasonable best efforts to cause the Company’s counsel to deliver any legal opinions required by the transfer agent or managing underwriter in order to prepare and deliver such certificates and reflect such transfer and conversion as well as taking such other actions as reasonably requested by a Holder in order to give effect to the provisions of this Section 3.7. No Holder shall be required to deliver or cause to be delivered any legal opinion in connection with getting such securities properly certificated (without any restrictive legends) in accordance with this Section 3.7.

ARTICLE IV

Restructured Investment

Section 4.1     The Company and each of the Holders hereby acknowledge and agree (i) that each other party hereto desires to consummate the Restructured Investment as of the Closing, and (ii) that, in lieu of the Company selling to each Holder, and each Holder purchasing from the Company, such Holder’s Series C Preferred Shares pursuant to the Purchase Agreement, the Company shall sell to each Holder, and each Holder shall purchase from the Company, pursuant to (and subject to the terms and conditions of) the Purchase Agreement and concurrently with the Closing a number of shares of a series of convertible perpetual preferred stock of the Company designated as 8% Nonvoting, Non-Cumulative, Convertible Perpetual Preferred Stock, Series E (the “Series E Preferred Shares”) equal to the number of Series C Preferred Shares such Holder originally agreed to purchase from the Company, and which the Company agreed to sell to such Holder, pursuant to the Purchase Agreement (collectively, the “Series E Issuance”). The Company and each of the Holders hereby acknowledge and agree that, the Company shall sell to each Holder, and each Holder shall purchase from the Company, contemporaneously with the Series E Issuance, a Prairie Note in the principal amount which the Company agreed to issue to such Holder, and such Holder agreed to purchase from the Company, pursuant to the Purchase Agreement, together with a Prairie Warrant to purchase a number of shares of Common Stock which the Company originally agreed to issue to such Holder pursuant to the Purchase Agreement. The Company and each of the Holders further acknowledge and agree that, effective as of the date hereof, the defined terms used in the Purchase Agreement shall be deemed to reflect the Restructured Investment as contemplated hereby, including, for the avoidance of doubt, that references in the Purchase Agreement to a Holder’s “Preferred Shares,” shall mean such Holder’s Series E Preferred Shares. Each Holder shall be entitled to all of the representations, warranties, covenants and protections set forth in the Purchase Agreement with respect to the Series E Preferred Shares, the Prairie Notes and the Prairie Warrants, in each case up to and including the date of the closing of the transactions thereunder.

Section 4.2     Termination by Mutual Consent. This Agreement may be terminated at any time prior to the Closing, by mutual written consent of the Company and the Holders.

Section 4.3     Termination by Either Company or Holders. This Agreement may be terminated by either the Company or the Holders at any time prior to Closing if the Closing has not occurred on or before December 31, 2010 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this clause will not be available to any party to this Agreement whose failure to fulfill any of its obligations under this Agreement has been a principal cause of, or resulted in, the failure of the Closing to have occurred by such date.

Section 4.4     Effect of Termination. In the event that this Agreement shall be terminated pursuant to Section 4.2 or Section 4.3, all further obligations of the parties under this Agreement shall terminate without further liability of any party to another. A termination under Section 4.2 or Section 4.3 shall not relieve any party of any liability for a breach of, or for any misrepresentation under this Agreement, or be deemed to constitute a waiver of any available remedy (including specific performance if available) for any such breach or misrepresentation. Nothing in this Section 4.4 shall relieve either party to this Agreement of liability for a breach of a covenant or obligation under this Agreement prior to the Closing. In the event that this Agreement shall be terminated pursuant to Section 4.2 or Section 4.3, all amounts in the Escrow Account shall be released to such account(s) designated by the Holders.

ARTICLE V

Miscellaneous Provisions

Section 5.1     Notice. Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one business day after deposit with an overnight courier service, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications for each of the Company and the Holders shall be as set forth in the Purchase Agreement.

Section 5.2     Entire Agreement. This Agreement, the Registration Rights Agreement, the Purchase Agreement as affected hereby and the other documents and agreements executed in connection with the transactions contemplated hereby embody the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous oral or written agreements, representations, warranties, contracts, correspondence, conversations, memoranda and understandings between or among the parties or any of their agents, representatives or affiliates relative to such subject matter, including any term sheets, emails or draft documents.

Section 5.3     Assignment; Binding Agreement. This Agreement and the various rights and obligations arising hereunder shall inure to the benefit of and be binding upon the parties hereto and their successors and assigns.

Section 5.4     Counterparts. This Agreement may be executed in multiple counterparts, and on separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. Any counterpart or other signature hereupon delivered by facsimile or other electronic transmission shall be deemed for all purposes as constituting good and valid execution and delivery of this Agreement by such party.

Section 5.5     Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to specific performance of the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 5.6     Governing Law; Jurisdiction; Jury Trial. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of Delaware. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the State of Delaware for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

Section 5.7     No Third Party Beneficiaries or Other Rights. Nothing herein shall grant to or create in any Person not a party hereto, or any such Person’s dependents or heirs, any right to any benefits hereunder, and no such party shall be entitled to sue any party to this Agreement with respect thereto.

Section 5.8     Waiver; Consent. This Agreement may not be changed, amended, terminated, augmented, rescinded or discharged (other than in accordance with its terms), in whole or in part, except by a writing executed by the parties hereto. No waiver of any of the provisions or conditions of this Agreement or any of the rights of a party hereto shall be effective or binding unless such waiver shall be in writing and signed by the party hereto claimed to have given such waiver or consented thereto. Except to the extent otherwise agreed in writing, no waiver of any term, condition or other provision of this Agreement, or any breach thereof shall be deemed to be a waiver of any other term, condition or provision or any breach thereof, or any subsequent breach of the same term, condition or provision, nor shall any forbearance to seek a remedy for any noncompliance or breach be deemed to be a waiver of a party’s rights and remedies with respect to such noncompliance or breach.

Section 5.9     Construction; Interpretation; Certain Terms. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Section, schedule, exhibit, recital and party references are to this Agreement unless otherwise stated. The words “hereof,” “herein,” “hereunder” and words of similar import shall refer to this Agreement as a whole and not to any particular section or provision of this Agreement, and reference to a particular section of this Agreement shall include all subsections thereof. The term “including” as used in this Agreement shall mean including, without limitation, and shall not be deemed to indicate an exhaustive enumeration of the items at issue. All terms and words used in this Agreement, regardless of the number or gender in which they are used, shall be deemed to include any other number and any other gender as the context may require. No party, nor its counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions of this Agreement.

Section 5.10     No Broker. Each party hereto represents and warrants that it has not engaged any third party as broker or finder or incurred or become obligated to pay any broker’s commission or finder’s fee in connection with the transactions contemplated by this Agreement other than such fees and expenses for which it shall be solely responsible.

Section 5.11     Reasonable Best Efforts; Further Assurances. Each party hereto shall use its reasonable best efforts to timely satisfy each of the conditions to be satisfied by it as provided in Section 1.3 of this Agreement, except where such party is entitled to act in its sole discretion. Each of the Holders and the Company hereby agree to execute and deliver, or cause to be executed and delivered, such other documents, instruments and agreements, and take such other actions, as either party may reasonably request in connection with the transactions contemplated by this Agreement. Notwithstanding the foregoing or anything to the contrary herein or in the Purchase Agreement, no Holder shall be required to take any action pursuant to this Section 5.11 or Section 4(f), Section 4(g) or Section 7(j) of the Purchase Agreement that is materially adverse to such Holder (as determined by such Holder in its sole discretion).

Section 5.12     Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

Section 5.13     Severability. If any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be affected or impaired thereby.

*  *  *  *  *  *

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first above written.

COMPANY:

TAYLOR CAPITAL GROUP, INC.

By:	/s/ Mark A. Hoppe
Name:	Mark A. Hoppe
Title:	Chief Executive Officer

HOLDERS:

PRAIRIE CAPITAL IV, L.P.

By:	Daniels & King Capital IV, L.L.C.
Its:	General Partner

By:	/s/ C. Bryan Daniels
Name:	C. Bryan Daniels
Title:	Managing Member

PRAIRIE CAPITAL IV QP, L.P.

By:	Daniels & King Capital IV, L.L.C.
Its:	General Partner

By:	/s/ C. Bryan Daniels
Name:	C. Bryan Daniels
Title:	Managing Member

[Signature Page to Exchange Agreement]

Exhibit H

HOLDER	EXCHANGED COMMON SHARES

Prairie Capital IV, L.P.	202,665

Prairie Capital IV QP, L.P.	202,665

Total	405,330